AMENDED AND RESTATED SCHEDULE A

dated June 25, 2026

to the

EXPENSE LIMITATION AGREEMENT

dated September 30, 2024 between

THE ADVISORS’ INNER CIRCLE FUND III

and

RWC ASSET MANAGEMENT LLP

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Funds of the Trust:

Name of Fund	Share Class	Maximum Annual Operating Expense Limit	Initial Term End Date
Redwheel Next Generation Power Infrastructure Fund	A Class	1.00%	September 30, 2026
	Institutional Class
Redwheel International Value ETF	Not Applicable	0.65%	January 31, 2028

ACKNOWLEDGED AND ACCEPTED BY

THE ADVISORS INNER CIRCLE FUND III

/s/ Michael Beattie
Name: Michael Beattie
Title: President

RWC ASSET MANAGEMENT LLP

/s/ Cressida Williams
Name: Cressida Williams
Title: CFO

/s/ James Aylett
Name: James Aylett
Title: Authorised Signatory